Service Corporation International Announces Second Quarter 2019 Financial Results And Raises Guidance

- Conference call on Tuesday, July 30, 2019, at 8:00 a.m. Central Time.

Second Quarter Highlights:

- GAAP earnings per share were $0.39.

- Adjusted earnings per share grew $0.03, or 6.8%, over prior year quarter to $0.47 and is in line with analyst consensus expectations.

- Consolidated revenue grew $16.5 million to $813 million, with contributions from both funeral and cemetery segments.

- Our non-funeral home channel is back on track with a 15.5% increase in preneed sales production.

- Raises mid-point of adjusted earnings per share guidance from $1.93 to $1.95.

HOUSTON, July 29, 2019 /PRNewswire/ -- Service Corporation International (NYSE: SCI), the largest provider of deathcare products and services in North America, today announced results for the second quarter of 2019. Our unaudited consolidated financial statements can be found at the end of this press release. The table below summarizes our key financial results:

(In millions, except for per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue	$812.6	$796.1	$1,610.8	$1,590.6
Operating income	$150.1	$162.0	$297.1	$325.6
Net income attributable to common stockholders	$72.3	$103.2	$151.7	$185.2
Diluted earnings per share	$0.39	$0.55	$0.82	$0.98
Earnings excluding special items(1)	$87.1	$82.4	$173.8	$171.3
Diluted earnings per share excluding special items(1)	$0.47	$0.44	$0.94	$0.91
Diluted weighted average shares outstanding	185.7	187.2	185.5	188.5
Net cash provided by operating activities	$78.0	$103.9	$262.9	$315.4
Net cash provided by operating activities excluding special items(1)	$84.4	$103.9	$269.3	$309.8

(1)

Earnings excluding special items, diluted earnings per share excluding special items, and net cash provided by operating activities excluding special items are non-GAAP financial measures. These items are also referred to as "adjusted earnings per share" and "adjusted operating cash flow". A reconciliation from net income attributable to common stockholders, diluted earnings per share, and net cash provided by operating activities computed in accordance with generally accepted accounting principles in the United States (GAAP) can be found later in this press release under the headings "Cash Flow and Capital Spending" and "Non-GAAP Financial Measures".

Quarterly Summary:

  Diluted earnings per share were $0.39 in the second quarter of 2019 compared to $0.55 in the second quarter of 2018. The $0.16 decrease was primarily due to a $7.6 million loss on early extinguishment of debt, a $18.7 million change in net losses on divestiture and impairment charges, and a $7.5 million increase in income taxes compared to the prior year quarter. Diluted earnings per share excluding special items were $0.47 for the second quarter of 2019 compared to $0.44 in 2018. Growth in our cemetery segment coupled with a favorable adjusted effective tax rate more than offset an anticipated increase in interest expense related to the timing of our recent debt refinancing.
  Net cash provided by operating activities was $78.0 million in the second quarter of 2019 compared to $103.9 million in the second quarter of 2018. The second quarter of 2019 was impacted by $6.4 million in legal settlement payments. Net cash provided by operating activities excluding special items was $84.4 million in the second quarter of 2019 compared to $103.9 million in the second quarter of 2018. Growth in operating profit was more than offset by an expected $28.2 million increase in cash taxes and cash interest paid over the prior year quarter.
  During the second quarter, we returned $47.9 million to shareholders through share repurchases and dividends and invested $23.6 million of capital into accretive acquisitions and the construction of new funeral service locations. We also repurchased $15.7 million of certain senior notes through open market repurchases.

Tom Ryan, the Company's President, Chairman, and Chief Executive Officer, commented on the second quarter of 2019:

"We are pleased to announce adjusted earnings per share growth of almost 7% primarily driven by increases in comparable cemetery revenue and a lower adjusted effective tax rate. In our cemetery segment, we faced a tough sales comparison as the second quarter of 2018 had the highest sales production in several years. Given this tough comparison, we are pleased to report modest cemetery margin growth primarily due to effective cost management during the quarter. Based on our mid-year performance, we are raising the midpoint of our full year adjusted earnings per share guidance by two cents to $1.95 and confirming our annual adjusted operating cash flow guidance. I would like to thank our 24,000 associates for their unwavering commitment in providing excellent service to our client families. We believe our long-term growth strategy is on track as we continue to grow revenue, leverage our unparalleled scale, and deploy our capital wisely to enhance shareholder value."

UPDATED OUTLOOK FOR 2019

Our revised outlook for potential earnings and cash flow in 2019 is as follows:

(In millions, except per share amounts)	Original 2019 Outlook		Revised 2019 Outlook
Diluted earnings per share excluding special items (midpoint) (1)	$1.93		$1.95

Diluted earnings per share excluding special items(1)	$1.84 to $2.02		$1.90 to $2.00

Net cash provided by operating activities excluding special items and cash taxes(1)	$650	$710	$640	$700
Cash taxes expected in 2019(2)	(100)	(100)	(90)	(90)
Net cash provided by operating activities excluding special items(1)	$550	$610	$550	$610

Capital improvements at existing locations and cemetery development expenditures	Approximately $195		Approximately $195

(1)

Diluted earnings per share excluding special items, net cash provided by operating activities excluding special items and, net cash provided by operating activities excluding special items and taxes, are non-GAAP financial measures. We normally reconcile these non-GAAP financial measures from diluted earnings per share and net cash provided by operating activities; however, diluted earnings per share and net cash provided by operating activities calculated in accordance with GAAP are not currently accessible on a forward-looking basis. Our outlook for 2019 excludes the following because this information is not currently available for 2019: Expenses net of insurance recoveries related to hurricanes, gains or losses associated with asset divestitures, gains or losses associated with the early extinguishment of debt, potential tax reserve adjustments and IRS payments and/or refunds, acquisition and integration costs, system implementation and transition costs, and potential costs associated with settlements of litigation or the recognition of receivables for insurance recoveries associated with litigation. The foregoing items, especially gains or losses associated with asset divestitures, could materially impact our forward-looking diluted earnings per share and/or our net cash provided by operating activities calculated in accordance with GAAP, consistent with the historical disclosures found in this press release under the headings "Cash Flow and Capital Spending" and "Non-GAAP Financial Measures".

(2)	Cash taxes in 2018 were $60 million, or approximately $30 million lower than expected cash taxes in 2019.

REVIEW OF RESULTS FOR SECOND QUARTER 2019

Consolidated Segment Results
(See definitions of revenue line items later in this earnings release.)

(In millions, except funeral services performed and average revenue per service)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Funeral:
Atneed revenue	$245.4	$243.0	$504.1	$517.5
Matured preneed revenue	148.6	146.0	305.0	311.4
Core revenue	394.0	389.0	809.1	828.9
Non-funeral home revenue	13.1	11.9	26.1	25.5
Recognized preneed revenue	39.7	33.9	71.1	66.4
Other revenue	32.2	33.8	65.5	62.2
Total revenue	$479.0	$468.6	$971.8	$983.0

Operating profit	$90.6	$90.4	$196.0	$210.9
Operating margin percentage	18.9%	19.3%	20.2%	21.5%

Funeral services performed	79,054	76,210	162,825	162,495
Average revenue per service	$5,150	$5,260	$5,129	$5,258

Cemetery:
Atneed property revenue	$23.9	$22.1	$47.3	$45.2
Atneed merchandise and service revenue	58.4	58.8	116.5	118.8
Total atneed revenue	82.3	80.9	163.8	164.0
Recognized preneed property revenue	151.9	143.2	280.5	252.1
Recognized preneed merchandise and service revenue	73.6	73.1	140.6	141.5
Total recognized preneed revenue	225.5	216.3	421.1	393.6
Core revenue	307.8	297.2	584.9	557.6
Other cemetery revenue	25.8	30.2	54.1	50.0
Total revenue	$333.6	$327.4	$639.0	$607.6

Operating profit	$100.6	$97.7	$187.0	$173.0
Operating margin percentage	30.2%	29.8%	29.3%	28.5%

Comparable Funeral Results

The table below details comparable funeral results of operations ("same store") for the three months ended June 30, 2019 and 2018. We consider comparable operations to be those owned for the entire period beginning January 1, 2018 and ending June 30, 2019.

(Dollars in millions, except average revenue per service and average revenue per contract sold)

	Three Months Ended June 30,
	2019	2018	Var	%
Comparable revenue:
Atneed revenue(1)	$239.9	$239.7	$0.2	0.1%
Matured preneed revenue(2)	146.0	145.2	0.8	0.6%
Core revenue(3)	385.9	384.9	1.0	0.3%
Non-funeral home revenue(4)	12.9	11.7	1.2	10.3%
Recognized preneed revenue(5)	39.1	33.8	5.3	15.7%
Other revenue(6)	31.6	33.9	(2.3)	(6.8)%
Total comparable revenue	$469.5	$464.3	$5.2	1.1%

Comparable operating profit	$91.4	$91.8	$(0.4)	(0.4)%
Comparable operating margin percentage	19.5%	19.8%	(0.3)%

Comparable services performed:
Atneed	42,148	41,716	432	1.0%
Matured preneed	23,933	23,643	290	1.2%
Total core	66,081	65,359	722	1.1%
Non-funeral home	10,358	9,554	804	8.4%
Total comparable funeral services performed	76,439	74,913	1,526	2.0%
Core cremation rate	50.0%	48.3%	1.7%
Total comparable cremation rate	56.7%	54.8%	1.9%

Comparable sales average revenue per service:
Atneed	$5,692	$5,746	$(54)	(0.9)%
Matured preneed	6,100	6,141	(41)	(0.7)%
Total core	5,840	5,889	(49)	(0.8)%
Non-funeral home	1,245	1,225	20	1.6%
Total comparable average revenue per service	$5,217	$5,294	$(77)	(1.5)%

Comparable preneed sales production:
Total preneed sales	$247.5	$240.0	$7.5	3.1%
Core contracts sold	32,463	32,017	446	1.4%
Non-funeral home contracts sold	20,757	18,665	2,092	11.2%
Core average revenue per contract sold	$5,895	$5,977	$(82)	(1.4)%
Non-funeral home average revenue per contract sold	$2,709	$2,607	$102	3.9%

(1)	Atneed revenue represents merchandise and services sold and delivered or performed once death has occurred.
(2)

Matured preneed revenue represents merchandise and services sold on a preneed contract through our core funeral homes which have been delivered or performed as well as the related merchandise and service trust fund income.

(3)	Core revenue represents the sum of merchandise and services sold on an atneed contract or preneed contract which were delivered or performed once death has occurred through our core funeral homes.
(4)	Non-funeral home revenue represents services sold on a preneed or atneed contract through one of our non-funeral home sales channels (e.g. SCI Direct) and performed once death has occurred.
(5)	Recognized preneed revenue represents travel protection, net and merchandise sold on a preneed contract and delivered before death has occurred.
(6)

Other revenue primarily comprises general agency revenue, which is commissions we receive from third-party insurance companies for life insurance policies sold to preneed customers for the purpose of funding preneed arrangements.

  Total comparable funeral revenue increased by $5.2 million, or 1.1%, primarily due to higher recognized preneed revenue of $5.3 million coupled with increases in core revenue and non-funeral home revenue. This growth was partially offset by lower other revenue of $2.3 million.
  Core revenue increased $1.0 million primarily as the result of a 1.1% increase in core funeral services performed offset by a 0.8% decrease in core average revenue per service. Organic sales average growth of 0.9% was more than offset by a 170 basis point increase in the core cremation rate. Our non-funeral home revenue grew 10.3% due to an 8.4% increase in services performed coupled with a 1.6% increase in average revenue per service.
  Recognized preneed revenue grew $5.3 million, or 15.7%, compared to the prior year as a result of higher non-funeral home sales production primarily from an increase in the number of contracts sold.
  Other revenue decreased $2.3 million, primarily due to lower General Agency (GA) revenue as a result of a decrease in insurance-funded preneed sales production. For the year, GA revenue is up $2.1 million, or 3.1%, which is in-line with expectations.
  Comparable funeral operating profit was essentially flat to the prior year as we focused on managing our fixed cost structure against limited revenue growth.
  Comparable preneed funeral sales production increased $7.5 million, or 3.1%, in the second quarter of 2019 compared to 2018. This increase was primarily due to higher sales in our non-funeral home channel.

Comparable Cemetery Results

The table below details comparable cemetery results of operations ("same store") for the three months ended June 30, 2019 and 2018. We consider comparable operations to be those owned for the entire period beginning January 1, 2018 and ending June 30, 2019.

(Dollars in millions)	Three Months Ended June 30,
	2019	2018	Var	%
Comparable revenue:
Atneed property revenue	$23.5	$22.0	$1.5	6.8%
Atneed merchandise and service revenue	57.1	58.3	(1.2)	(2.1)%
Total atneed revenue (1)	80.6	80.3	0.3	0.4%
Recognized preneed property revenue	150.8	142.8	8.0	5.6%
Recognized preneed merchandise and service revenue	72.6	72.6	—	—%
Total recognized preneed revenue (2)	223.4	215.4	8.0	3.7%
Core revenue(3)	304.0	295.7	8.3	2.8%
Other revenue(4)	24.0	29.9	(5.9)	(19.7)%
Total comparable revenue	$328.0	$325.6	$2.4	0.7%

Comparable operating profit	$99.6	$97.3	$2.3	2.4%
Comparable operating margin percentage	30.4%	29.9%	0.5%

Comparable preneed and atneed sales production:
Property	$177.9	$179.7	$(1.8)	(1.0)%
Merchandise and services	143.6	145.8	(2.2)	(1.5)%
Discounts and other	(2.0)	(1.4)	(0.6)	42.9%
Preneed and atneed sales production	$319.5	$324.1	$(4.6)	(1.4)%

Recognition rate(5)	95.1%	91.2%

(1)	Atneed revenue represents property, merchandise, and services sold and delivered or performed once death has occurred.
(2)	Recognized preneed revenue represents property, merchandise, and services sold on a preneed contract which were delivered or performed as well as the related merchandise and service trust fund income.
(3)	Core revenue represents the sum of property, merchandise, and services that have been delivered or performed as well as the related merchandise and service trust fund income.
(4)	Other revenue is primarily related to endowment care trust fund income, royalty income, and interest and finance charges earned from customer receivables on preneed installment contracts.
(5)	Represents the ratio of current period core revenue stated as a percentage of current period preneed and atneed sales production.

  Comparable cemetery revenue increased $2.4 million, or 0.7%, in the second quarter of 2019 compared to the second quarter of 2018. The revenue growth over the prior year quarter is due to an $8.0 million, or 5.6%, increase in recognized preneed property revenue from sales into existing developed cemetery property projects. This increase was offset by $5.9 million of anticipated lower other revenue (primarily endowment care trust fund income) due to the timing of capital gains and other distributions.
  Comparable preneed cemetery sales production decreased $7.0 million, or 2.9%, on a very difficult comparison to a strong prior year performance. For the six months ended June 30, 2019 comparable cemetery sales production increased $5.8 million, or 1.3%.
  Comparable cemetery operating profit increased $2.3 million to $99.6 million and the operating margin percentage increased 50 basis points to 30.4%, primarily reflecting higher recognized preneed property revenue and the impact of cost reduction initiatives which more than offset the decline in high margin trust fund income.

Other Financial Results

  General and administrative expenses decreased $1.8 million to $29.4 million in the second quarter of 2019. The current year quarter included a reduction in legal expenses of $1.6 million. Excluding these costs, general and administrative expenses were relatively flat compared to the second quarter of 2018 due to continued effective cost management offsetting normal fixed cost growth.
  Interest expense increased $2.8 million to $47.3 million in the second quarter of 2019. This increase is primarily due to higher interest rates related to our floating rate debt.
  We incurred a $7.6 million loss on early extinguishment of debt related to strategic refinancing transactions that occurred during the second quarter of 2019.
  The GAAP effective income tax rate for the second quarter of 2019 was 24.5%, up from the prior year second quarter of 13.4% primarily due to adjustments related to the implementation of tax reform in 2018. Our adjusted effective income tax rate was 23.3% in the second quarter of 2019, compared to an adjusted effective income tax rate of 26.7% in the prior year quarter. The decrease in the adjusted rate is primarily due to higher excess tax benefits on the increased exercises of stock options.

Cash Flow and Capital Spending

Set forth below is a reconciliation of our reported net cash provided by operating activities prepared in accordance with GAAP to net cash provided by operating activities excluding special items (or sometimes referred to as adjusted operating cash flow). We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net cash provided by operating activities, as reported	$78.0	$103.9	$262.9	$315.4
Legal settlement payments	6.4	—	6.4	—
IRS tax settlement refund received	—	—	—	(5.6)
Net cash provided by operating activities excluding special items	$84.4	$103.9	$269.3	$309.8
Cash taxes included in net cash provided by operating activities excluding special items	$47.8	$27.8	$49.6	$30.9

Net cash provided by operating activities excluding special items decreased $19.5 million to $84.4 million in the second quarter of 2019 from $103.9 million in the prior year quarter. Growth in operating profit and favorable working capital initiatives was more than offset by an expected $20.0 million increase in cash taxes and $8.2 million increase in cash interest paid over the prior year quarter. The increase in cash interest primarily relates to the timing of new senior notes and our redemption of existing senior notes that occurred during the second quarter.

A summary of our capital expenditures is set forth below:

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Capital improvements at existing operating locations and corporate office	$31.8	$30.4	$57.7	$56.6
Development of cemetery property	19.2	19.7	37.9	34.9
Capital improvements at existing operating and cemetery development expenditures	51.0	50.1	95.6	91.5
Growth capital expenditures/construction of new funeral service locations	10.1	6.5	17.1	11.4
Total capital expenditures	$61.1	$56.6	$112.7	$102.9

Total capital expenditures increased as expected in the current quarter by $4.5 million primarily due to increases in the construction of new funeral service locations which is in-line with expectations.

TRUST FUND RETURNS

Total trust fund returns include realized and unrealized gains and losses and dividends and are shown without netting of certain fees. A summary of our consolidated trust fund returns for the three and six months ended June 30, 2019 is set forth below:

	Three Months	Six Months
Preneed funeral	3.4%	13.7%
Preneed cemetery	3.6%	14.0%
Cemetery perpetual care	3.4%	11.4%
Combined trust funds	3.5%	13.1%

NON-GAAP FINANCIAL MEASURES

Earnings excluding special items and diluted earnings per share excluding special items shown above are non-GAAP financial measures. We believe these non-GAAP financial measures provide a consistent basis for comparison between quarters and better reflect the performance of our core operations, as they are not influenced by certain income or expense items not affecting continuing operations. We also believe these measures help facilitate comparisons to our competitors' operating results.

Set forth below is a reconciliation of our reported net income attributable to common stockholders to earnings excluding special items and our GAAP diluted earnings per share to diluted earnings per share excluding special items. We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

(In millions, except diluted EPS)	Three Months Ended June 30,
	2019		2018
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$72.3	$0.39	$103.2	$0.55
Pre-tax reconciling items:
Losses (gains) on divestitures and impairment charges, net	11.8	0.06	(6.9)	(0.04)
Loss on early extinguishment of debt, net	7.6	0.04	—	—
Legal settlements	(1.6)	(0.01)	—	—
Tax reconciling items:
Tax effect from special items	(4.2)	(0.02)	2.2	0.02
Change in certain tax reserves and other	1.2	0.01	(16.1)	(0.09)
Earnings excluding special items and diluted earnings per share excluding special items	$87.1	$0.47	$82.4	$0.44

Diluted weighted average shares outstanding (in thousands)		185,690		187,188

(In millions, except diluted EPS)	Six Months Ended June 30,
	2019		2018
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$151.7	$0.82	$185.2	$0.98
Pre-tax reconciling items:
Losses (gains) on divestitures and impairment charges, net	13.7	0.07	(7.3)	(0.04)
Loss on early extinguishment of debt, net	7.6	0.04	10.1	0.05
Legal settlements	6.4	0.03	—	—
Tax reconciling items:
Tax effect from special items	(6.8)	(0.03)	0.6	—
Change in certain tax reserves and other	1.2	0.01	(17.3)	(0.08)
Earnings excluding special items and diluted earnings per share excluding special items	$173.8	$0.94	$171.3	$0.91

Diluted weighted average shares outstanding (in thousands)		185,517		188,547

Conference Call and Webcast

We will host a conference call on Tuesday, July 30, 2019, at 8:00 a.m. Central Time. A question and answer session will follow a brief presentation made by management. The conference call dial-in number is (800) 708-4540 or (847) 619-6397 with the passcode of 48836705. The conference call will also be broadcast live via the Internet and can be accessed through our website at www.sci-corp.com. A replay of the conference call will be available through August 6, 2019 and can be accessed at (888) 843-7419 or (630) 652-3042 with the passcode of 48836705#. Additionally, a replay of the conference call will be available on our website for approximately one week.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate," or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us, or on our behalf. Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

  Our affiliated trust funds own investments in securities, which are affected by market conditions that are beyond our control.
  We may be required to replenish our affiliated funeral and cemetery trust funds to meet minimum funding requirements, which would have a negative effect on our earnings and cash flow.
  Our ability to execute our strategic plan depends on many factors, some of which are beyond our control.
  Our credit agreements contain covenants that may prevent us from engaging in certain transactions.
  If we lost the ability to use surety bonding to support our preneed activities, we may be required to make material cash payments to fund certain trust funds.
  The funeral and cemetery industry is competitive.
  Increasing death benefits related to preneed contracts funded through life insurance or annuity contracts may not cover future increases in the cost of providing a price-guaranteed service.
  The financial condition of third-party insurance companies that fund our preneed contracts may impact our future revenue.
  Unfavorable results of litigation could have a material adverse impact on our financial statements.
  Unfavorable publicity could affect our reputation and business.
  If the number of deaths in our markets declines, our cash flows and revenue may decrease.
  If we are not able to respond effectively to changing consumer preferences, our market share, revenue, cash flows, and/or profitability could decrease.
  The continuing upward trend in the number of cremations performed in North America could result in lower revenue, operating profit, and cash flows.
  Our funeral and cemetery businesses are high fixed-cost businesses.
  Regulation and compliance could have a material adverse impact on our financial results.
  Cemetery burial practice claims could have a material adverse impact on our financial results.
  We use a combination of insurance, self-insurance, and large deductibles in managing our exposure to certain inherent risks; therefore, we could be exposed to unexpected costs that could negatively affect our financial performance.
  A number of years may elapse before particular tax matters, for which we have established accruals, are audited and finally resolved.
  Changes in taxation as well as the inherent difficulty in quantifying potential tax effects of business decisions could have a material adverse effect on the results of our operations, financial condition, or cash flows.
  Declines in overall economic conditions beyond our control could reduce future potential earnings and cash flows and could result in future impairments to goodwill and/or other intangible assets.
  Any failure to maintain the security of the information relating to our customers, their loved ones, our associates, and our vendors could damage our reputation, could cause us to incur substantial additional costs and to become subject to litigation, and could adversely affect our operating results, financial condition, or cash flow.
  Our Canadian business exposes us to operational, economic, and currency risks.
  Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, and may prevent us from fulfilling our obligations under our indebtedness.
  A failure of a key information technology system or process could disrupt and adversely affect our business.
  Failure to maintain effective internal control over financial reporting could adversely affect our results of operations, investor confidence, and our stock price.
  The application of unclaimed property laws by certain states to our preneed funeral and cemetery backlog could have a material adverse impact on our liquidity, cash flows, and financial results.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2018 Annual Report on Form 10-K. Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. At June 30, 2019, we owned and operated 1,478 funeral service locations and 481 cemeteries (of which 287 are combination locations) in 44 states, eight Canadian provinces, the District of Columbia, and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand, which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

For additional information contact:
Investors:	Debbie Young - Director / Investor Relations	(713) 525-9088
Media:	Jay Andrew - Director / Corporate Communications	(713) 525-5235

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(In thousands, except per share amounts)
Revenue	$812,572	$796,092	$1,610,784	$1,590,574
Costs and expenses	(621,426)	(607,965)	(1,227,804)	(1,206,685)
Operating profit	191,146	188,127	382,980	383,889
General and administrative expenses	(29,370)	(31,136)	(71,900)	(65,920)
(Losses) gains on divestitures and impairment charges, net	(11,823)	6,865	(13,701)	7,347
Hurricane recoveries (expenses), net	152	(1,902)	(296)	330
Operating income	150,105	161,954	297,083	325,646
Interest expense	(47,317)	(44,519)	(94,707)	(88,095)
Loss on early extinguishment of debt, net	(7,579)	—	(7,579)	(10,131)
Other income, net	874	1,880	1,594	2,264
Income before income taxes	96,083	119,315	196,391	229,684
Provision for income taxes	(23,570)	(16,034)	(44,665)	(44,355)
Net income	72,513	103,281	151,726	185,329
Net (income) loss attributable to noncontrolling interests	(184)	(42)	(74)	(102)
Net income attributable to common stockholders	$72,329	$103,239	$151,652	$185,227
Basic earnings per share:
Net income attributable to common stockholders	$0.40	$0.57	$0.83	$1.01
Basic weighted average number of shares	182,369	182,637	182,048	183,877
Diluted earnings per share:
Net income attributable to common stockholders	$0.39	$0.55	$0.82	$0.98
Diluted weighted average number of shares	185,690	187,188	185,517	188,547

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED BALANCE SHEET

	June 30, 2019	December 31, 2018
	(In thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$243,684	$198,850
Receivables, net	82,261	73,825
Inventories	25,669	24,950
Other	42,603	33,607
Total current assets	394,217	331,232
Preneed receivables, net and trust investments	4,613,523	4,271,392
Cemetery property	1,834,745	1,837,464
Property and equipment, net	2,027,417	1,977,364
Goodwill	1,846,627	1,863,842
Deferred charges and other assets	1,019,105	934,151
Cemetery perpetual care trust investments	1,624,709	1,477,798
Total assets	$13,360,343	$12,693,243

LIABILITIES & EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$447,388	$479,768
Current maturities of long-term debt	167,084	69,896
Income taxes payable	—	5,936
Total current liabilities	614,472	555,600
Long-term debt	3,464,902	3,532,182
Deferred revenue, net	1,444,564	1,418,814
Deferred tax liability	404,230	404,627
Other liabilities	370,507	297,302
Deferred receipts held in trust	3,693,355	3,371,738
Care trusts' corpus	1,624,097	1,471,165
Commitments and contingencies
Equity:
Common stock, $1 per share par value, 500,000,000 shares authorized, 186,411,295 and 184,720,582 shares issued, respectively, and 182,468,970 and 181,470,582 shares outstanding, respectively	182,469	181,471
Capital in excess of par value	998,794	972,710
Retained earnings	535,173	474,327
Accumulated other comprehensive income	27,792	13,395
Total common stockholders' equity	1,744,228	1,641,903
Noncontrolling interests	(12)	(88)
Total equity	1,744,216	1,641,815
Total liabilities and equity	$13,360,343	$12,693,243

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED STATEMENT OF CASH FLOWS

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net income	$151,726	$185,329
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on early extinguishment of debt	7,579	10,131
Depreciation and amortization	74,244	78,069
Amortization of intangibles	13,653	13,645
Amortization of cemetery property	33,523	29,813
Amortization of loan costs	2,989	3,017
Provision for doubtful accounts	4,273	4,494
Provision for deferred income taxes	6,090	22,011
Losses (gains) on divestitures and impairment charges, net	13,701	(7,347)
Gain on sale of investments	—	(2,636)
Share-based compensation	8,013	7,544
Change in assets and liabilities, net of effects from acquisitions and divestitures:
(Increase) decrease in receivables	(11,608)	965
Increase in other assets	(18,643)	(10,635)
Decrease in payables and other liabilities	(55,148)	(37,817)
Effect of preneed sales production and maturities:
Increase in preneed receivables, net and trust investments	(1,594)	(23,494)
Increase in deferred revenue, net	55,441	56,342
Decrease in deferred receipts held in trust	(21,346)	(14,055)
Net cash provided by operating activities	262,893	315,376
Cash flows from investing activities:
Capital expenditures	(112,714)	(102,890)
Acquisitions, net of cash acquired	(32,755)	(167,622)
Proceeds from divestitures and sales of property and equipment	11,380	18,305
Proceeds from sale of investments	—	2,900
Payments on Company-owned life insurance policies	(8,586)	(11,733)
Proceeds from Company-owned life insurance policies	—	2,810
Other	—	(14,525)
Net cash used in investing activities	(142,675)	(272,755)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	854,263	370,000
Debt issuance costs	(15,536)	—
Scheduled payments of debt	(8,712)	(8,631)
Early payments of debt	(828,121)	(259,590)
Principal payments on finance leases	(21,807)	(19,270)
Proceeds from exercise of stock options	23,101	7,302
Purchase of Company common stock	(29,574)	(228,866)
Payments of dividends	(65,691)	(62,241)
Bank overdrafts and other	12,307	(8,820)
Net cash used in financing activities	(79,770)	(210,116)
Effect of foreign currency on cash, cash equivalents, and restricted cash	3,113	(2,133)
Net increase (decrease) in cash, cash equivalents, and restricted cash	43,561	(169,628)
Cash, cash equivalents, and restricted cash at beginning of period	207,584	340,601
Cash, cash equivalents, and restricted cash at end of period	$251,145	$170,973